SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT is entered into this 25th day of August, 2006 (“Settlement Agreement”) between Smart Online, Inc. (“Smart Online”) and Berkley Financial Services Ltd. (“Berkley”).

WHEREAS, Smart Online and Berkley entered into a Consulting Agreement effective October 4, 2005 (“Agreement”), which Agreement provided for the payment of a fee to Berkley of two hundred and fifty thousand ($250,000) dollars (“Cash Fee”), and six hundred twenty-five thousand (625,000) shares of Smart Online’s common stock (“Shares”);

WHEREAS, Smart Online paid the Cash Fee and issued (but did not deliver) the Shares; and

WHEREAS, Smart Online and Berkley wish to enter into this Settlement Agreement under the terms and conditions hereinafter set forth.

1. Berkley and any of its predecessors, successors, assigns, affiliated companies, whether through stock ownership or otherwise, its representatives, agents, employees, past and/or present, officers, directors, shareholders and all other persons, relations, firms, associations and/or corporations employed by or associated with any of the aforementioned release any and all claims to the Shares, and agrees to do all that is required by Smart Online’s transfer agent, Continental Stock Transfer and Trust Company (“Continental”), in order to surrender the Shares to Smart Online. Berkley acknowledges that it never received the Shares and never entered into any agreement with anyone to transfer ownership of the Shares.

2. In consideration of services performed pursuant to the Agreement and for entering into this Settlement Agreement, Berkley shall retain the Cash Fee.

3. Berkley and any of its predecessors, successors, assigns, affiliated companies, whether through stock ownership or otherwise, its representatives, agents, employees, past and/or present, officers, directors, shareholders and all other persons, relations, firms, associations and/or corporations employed by or associated with any of the aforementioned release Smart Online and any of its predecessors, successors, assigns, affiliated companies, whether through stock ownership or otherwise, its representatives, agents, employees, past and/or present, officers, directors, shareholders and all other persons, relations, firms, associations and/or corporations employed by or associated with any of the aforementioned from any obligation to make any payment, or to issue or deliver any shares of Smart Online’s common stock, pursuant to the terms of the Agreement.

4. Smart Online and any of its predecessors, successors, assigns, affiliated companies, whether through stock ownership or otherwise, its representatives, agents, employees, past and/or present, officers, directors, shareholders and all other persons, relations, firms, associations and/or corporations employed by or associated with any of the aforementioned release Berkley and any of its predecessors, successors, assigns, affiliated companies, whether through stock ownership or otherwise, its representatives, agents, employees, past and/or present, officers, directors, shareholders and all other persons, relations, firms, associations and/or corporations employed by or associated with any of the aforementioned from any obligation to provide any service pursuant to the terms of the Agreement. Smart Online acknowledges that the Shares were never delivered to Berkley.

5. The parties retain all of their rights under the Agreement that are not specifically released by this Settlement Agreement.

THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THE FOREGOING, UNDERSTAND ITS TERMS, AND FREELY AND VOLUNTARILY SIGN THE SAME.

Berkley Financial Services Ltd.	Smart Online, Inc.
By: /s/ M.R. Kelmen	By: /s/ Nicholas A. Sinigaglia

Name: _M.R. Kelmen	Name: _Nicholas A. Sinigaglia

Title: Director	Title: CFO

Date: _30-August-2006	Date: 8-30-06